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                                                                   EXHIBIT 23(b)




                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Laidlaw Environmental Services, Inc.

We consent to the use of our report dated November 8, 1996, except for the last paragraph under the footnote, "Indebtedness", which is as of November 27, 1996, incorporated by reference in this Amendment No. 2 to the Registration Statement (No. 333-57587) on Form S-4 of Laidlaw Environmental Services, Inc. relating to the consolidated financial statements of Rollins Environmental Services, Inc. as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996.


/s/ KPMG PEAT MARWICK LLP
    KPMG Peat Marwick LLP



Wilmington, Delaware
October 23, 1998